                                                                 Exhibit 99.1


                   HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                      INDEX
                                                                        Page
                                                                        ----
Audited Financial Statements
----------------------------

  Report of Independent Auditors                                           5

  Statements of Net Assets Available for Benefits                          6
  December 31, 1999 and 1998

  Statements of Changes in Net Assets Available for Benefits
  For the Years Ended December 31, 1999 and 1998                           7

  Notes to Financial Statements                                            8


Supplemental Schedule
---------------------

  Schedule of Assets Held for Investment Purposes at End of Year          14

                         Report of Independent Auditors



Huntington Investment and Tax Savings
    Plan Committee



We have audited the accompanying statements of net assets available for benefits of the Huntington Investment and Tax Savings Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Huntington Investment and Tax Savings Plan at December 31, 1999 and 1998, and the changes in its net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment purposes at the end of year as of December 31, 1999, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.


                                              s/ Ernst & Young LLP

Columbus, Ohio
June 28, 2000





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



                   HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
                STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS


                                                                                       December 31,
                                                                               1999                    1998
                                                                               ----                    ----

ASSETS

Investments, at market value:
   Huntington Bancshares Incorporated Common
      Stock (Cost: $143,573,156 in 1999, and $143,550,760 in 1998)          $259,894,605          $328,677,822
   Mutual Funds                                                               53,234,816            36,100,609
                                                                            ------------          ------------

      Total Investments                                                      313,129,421           364,778,431

Contributions receivable
   From participants                                                                  --               585,186
   From Huntington Bancshares Incorporated                                            --               322,880

Participants notes receivable                                                    304,827               584,630

Accrued dividends, interest receivable, and
   other assets                                                                2,660,673             2,201,648

Cash and cash equivalents                                                      2,964,181               165,503
                                                                            ------------          ------------

             TOTAL ASSETS                                                    319,059,102           368,638,278

LIABILITIES

Investment purchases payable and other liabilities                             2,018,888               405,512
                                                                            ------------          ------------

             NET ASSETS AVAILABLE FOR BENEFITS                              $317,040,214          $368,232,766
                                                                            ============          ============



See notes to financial statements.

                   HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS


                                                                       Years Ended December 31,
                                                                     1999                    1998
                                                                     ----                    ----

ADDITIONS
Investment income:
   Cash dividends on Huntington
      Bancshares Incorporated Common Stock                       $ 10,328,583            $  9,909,536
   Interest                                                           364,989                 164,371
                                                                 ------------            ------------
                                                                   10,693,572              10,073,907
Contributions:
   Employees                                                       15,652,357              14,296,646
   Employer                                                         7,708,056               8,239,405
                                                                 ------------            ------------
                                                                   23,360,413              22,536,051

Assets of merged plans                                                     --              47,491,634
                                                                 ------------            ------------

      Total Additions                                              34,053,985              80,101,592

DEDUCTIONS
Benefit distributions and other withdrawals                        53,984,564              62,142,383
                                                                 ------------            ------------

      Total Deductions                                             53,984,564              62,142,383

Net realized and unrealized depreciation
   in market value of investments                                 (31,261,973)            (33,745,000)
                                                                 ------------            ------------

      Net decrease                                                (51,192,552)            (15,785,791)

Net assets available for benefits at beginning of year            368,232,766             384,018,557
                                                                 ------------            ------------

Net assets available for benefits at end of year                 $317,040,214            $368,232,766
                                                                 ============            ============



See notes to financial statements.

                   HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 1999

Note 1 - Plan Description and Accounting Policies

The financial statements of the Huntington Investment and Tax Savings Plan (the "Plan") are presented on the accrual basis and are prepared in conformity with generally accepted accounting principles, which requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.

Statement of Position 99-3 (SOP 99-3), "Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters" was issued on September 15, 1999, as an Amendment to the AICPA Audit and Accounting Guide - Audits of Employee Benefit Plans. The primary impact of SOP 99-3 was the elimination of the requirement to disclose participant-directed investment programs. The Plan has adopted SOP 99-3 for the plan year ended December 31, 1999, and thus certain prior year amounts have been reclassified to conform with the current year presentation.


Description of the Plan

The Plan, formerly the Huntington Stock Purchase and Tax Savings Plan and Trust, was initially adopted by the Board of Directors of Huntington Bancshares Incorporated ("Huntington") on September 29, 1977, to be effective January 1, 1978. On August 19, 1992, the Plan was amended and restated, effective January 1, 1987, to comply with the Internal Revenue Code of 1986, as amended. The Plan was again restated October 13, 1994, with a general effective date of January 1, 1987, to incorporate provisions concerning merged plans. The Plan was again amended and restated November 19, 1997, effective at April 1, 1998. The following summary describes the provisions of the Plan in effect as of the Plan year ending December 31, 1999.


Funding and Vesting

Eligible employees may enroll on the first day of the month following six months of employment and attainment of age 21. Participants may elect to make pre-tax matched contributions of up to 15% of their eligible compensation. Huntington will make a matching contribution equal to 100% on the first 3% of participant elective deferrals and 50% on the next 2% of participant elective deferrals. Employee and employer contributions are fully vested at all times. Prior to April 1, 1998, Plan assets were invested primarily in Huntington Bancshares Incorporated Common Stock. Subsequently, the Plan participants are permitted to direct pre-tax elective deferrals and employer matching contributions to any combination of ten investment options, including Huntington Bancshares Incorporated Common Stock. An active participant may change or suspend pre-tax elective deferrals pursuant to the terms set forth in the Plan document.



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



Prior to the April 1, 1998 amendment, eligible employees of Huntington and its participating affiliates could choose between a pre-tax, after-tax, or a combined pre-tax and after-tax employee contribution. Participants could elect to make pre-tax matched contributions of up to 6% of their eligible compensation. Participants could also elect to make after-tax matched contributions of up to 3% of their eligible compensation, provided the sum of the participant's pre-tax matched and after-tax non-matched contributions equaled at least 3% of their eligible compensation. A participant's combined pre-tax and after-tax matched contributions could not exceed 6% of the participant's eligible compensation. A participant who designated the maximum 6% matched contribution could make voluntary "after-tax non-matched" contributions to the Plan up to an additional 10% of eligible compensation. A participant who designated less than a 6% matched contribution could make after-tax non-matched contributions to the Plan subject to the following rules. If the pre-tax matched contributions of a participant were less than 3% of eligible compensation, after-tax contributions were treated first as after-tax non-matched contributions until the sum of the pre-tax matched contributions and the after-tax non-matched contributions equaled 3% of eligible compensation. Thereafter, after-tax contributions were treated as after-tax matched contributions, up to the limits described above, and then as after-tax non-matched contributions. Huntington made a matching contribution equal to 75% of an employee's contribution up to 6% of eligible compensation provided that no more than 3% of compensation was contributed on an after-tax basis. In addition, Huntington could make additional matching contributions, up to 25% of pre-tax and after-tax matched contributions, at the discretion of the Board of Directors.


Administration

The Plan administrator is Huntington Bancshares Incorporated. Administration of the Plan has been delegated by the Plan administrator to a committee of employees appointed by the Board of Directors of Huntington.

Employee and Employer contributions to participants' accounts in the Plan are invested pursuant to the participants' investment direction elections on file at the time the contributions are allocated to the participants' accounts. Plan assets are held in mutual funds or Huntington Bancshares Incorporated Common Stock by the trust division of The Huntington National Bank (the "Plan Trustee"), a wholly-owned subsidiary of Huntington. The Plan Trustee purchases and sells shares of these mutual funds or Huntington Bancshares Incorporated Common Stock on the open market at market prices. Additionally, the Plan Trustee may directly purchase from, and sell to, Huntington at market prices shares of Huntington Bancshares Incorporated Common Stock.

Trustee and most administrative fees are paid from the general assets of Huntington. However, participants are charged a nominal amount for administration of the Plan.


Distributions and Withdrawals

Distributions from the Plan are paid in cash. A participant may request that the portion of his or her account that is invested in the Huntington Bancshares Incorporated Common Stock Fund be



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



distributed in shares of Huntington Bancshares Incorporated Common Stock with cash paid in lieu of any fractional shares. Distributions and withdrawals are reported at market value.

Participants are permitted to take distributions and withdrawals from their accounts in the Plan under the circumstances set forth in the Plan document. Generally, participants may request withdrawal of funds in their account attributable to: (i) rollover contributions; (ii) after-tax contributions; and
(iii) pre-April 1, 1998 Employer contributions that have been in the participants' accounts for at least 24 months. Employee pre-tax elective deferrals and post April 1, 1998, Employer matching contributions are subject to special withdrawal rules and generally may not be withdrawn from the Plan prior to a participant's death, disability, termination of employment, or attainment of age 59 1/2. Certain distributions of Employee pre-tax deferrals may be made, however, in the event a participant requests a distribution due to financial hardship as defined by the Plan. Participants should refer to the Summary Plan Description for a complete summary of the Plan provisions.

Participants may withdraw up to 100% of their account balances in the Plan for any reason after they have reached age 59 1/2.


Dividends and Interest Income

Dividends are recognized as of the record date. Interest is recorded on an accrual basis when earned.


Investments

At December 31, 1999, the separate investment options offered by the Plan are as follows:

Huntington Bancshares Incorporated Common Stock Fund: This fund is invested primarily in Huntington Bancshares Incorporated Common Stock. A small percentage of this fund (usually 1% or less) is invested in a money market fund to maintain liquidity for Plan distributions and participant fund reallocations. Unit values are assigned to participants.

Huntington Money Market Fund: This fund seeks to provide safety of principal and interest, a reasonable rate of interest income, little or no fluctuation of principal, and liquidity. Investments typically include short-term debt securities, including commercial paper, certificates of deposit, bankers acceptances and government securities.

Bond Fund of America: This fund seeks to provide as high a level of current income as is consistent with the preservation of capital by investing primarily in bonds. The fund invests substantially all of its assets in marketable corporate debt securities, U.S. government securities, mortgage-related securities, other asset-backed securities and cash or money market instruments. Normally, at least 65% of the fund assets will be invested in bonds.

Vanguard Wellington Fund: This fund seeks to conserve capital and to provide moderate long-term growth and moderate income by investing in stocks, bonds and money market instruments. The fund invests 60% to 70% of its assets in dividend-paying stocks of large and medium sized companies. The remaining 30% to 40% of assets are invested in high-quality longer-term corporate bonds, with some investment in Treasury, government agency and mortgage backed bonds.

Huntington Income-Equity Trust Fund: This fund seeks to achieve current income and moderate appreciation of both capital and income by investing in income-producing securities, such as stocks of companies having the potential to pay attractive dividends.

Vanguard Index 500 Fund: This fund seeks to mirror, as closely as possible, the performance of the Standard and Poor's 500 Composite Stock Price Index, which emphasizes stocks of large U.S. companies. Accordingly, the fund invests in stocks which are included in the Standard and Poor's 500 Composite Stock Price Index.

MFS Massachusetts Investors Fund: This fund seeks to provide current income and long-term growth of capital and income. Investments include stocks and other equity securities of companies emphasizing above average growth potential.

Neuberger & Berman Partners Trust Fund: This fund is designed to achieve long-term capital growth by investing in common stocks of established medium to large capitalization companies.

Franklin Small Cap Growth I Fund: This fund seeks long-term growth of capital by investing in common stocks of smaller capitalization companies.

EuroPacific Growth Fund: This fund seeks long-term growth of capital by investing in securities of companies domiciled outside of the United States, usually located in Europe and the Pacific Basin. However, the fund may invest in securities of developing countries as well.


Participant Notes Receivable

In conjunction with the merger of First Michigan Bank Corporation into Huntington, the First Michigan Bank Corporation Cash Option Plan (the "First Michigan Plan") merged into the Plan effective as of April 1, 1998. The loan fund represents the transfer of the outstanding participant loan balances in the First Michigan Plan to the Plan. While the Plan does not allow participants to take loans against their account balances, participants with outstanding loans in the First Michigan Plan at the time of its merger into the Plan are permitted to repay outstanding loans. The First Michigan Plan was amended in 1997 to discontinue participant loans. Therefore, no loans were made from the First Michigan Plan during 1999 and 1998. Each loan, by its terms, must be repaid within 5 years, unless it is a loan for a participant's principal residence. The loans bear interest at a market rate fixed at the date of origination. Principal and interest is paid by participants through payroll deductions authorized by the participant currently employed by Huntington. Individuals terminated from employment repay principal and interest on an installment basis.





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



Note 2 - Cash and Cash Equivalents

Cash and cash equivalents primarily represent funds temporarily invested in the Huntington Money Market Fund to provide liquidity for fund reallocations and distributions from the Huntington Bancshares Incorporated Common Stock Fund.


Note 3 - Federal Income Taxes

The Plan has received a determination letter from the Internal Revenue Service dated April 20, 2000, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the "Code") and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt.


Note 4 - Investments

The following individual investments represent 5 percent or more of the fair value of assets available for benefits as of December 31:


                                                1999                  1998
                                                ----                  ----

Huntington Bancshares Incorporated
     Common Stock Fund                      $259,894,605          $328,677,822

Vanguard Index 500 Fund                       17,405,955                    --



The Plan's investments (including investments purchased, sold and held during the year) appreciated (depreciated) in carrying value for the years ended December 31, as follows:



                                      1999                    1998
                                      ----                    ----

Common Stock                      $(35,858,322)          $(33,991,480)
Equity Mutual Funds                  4,756,736                337,455
Fixed Income Mutual Fund              (160,387)               (90,975)
                                  ------------           ------------

                                  $(31,261,973)          $(33,745,000)
                                  ============           ============


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



Note 5 - Plan Mergers

During 1998, approximately $47.3 million was transferred to the Plan as a result of the previous acquisition of First Michigan Bank Corporation, Holland, Michigan. In addition, approximately $.2 million was transferred to the Plan as a result of the previous acquisition of the Bank of Winter Park, Winter Park, Florida.


Note 6 - Terminated Participants

Included in net assets available for benefits are amounts allocated to individuals who have withdrawn from the Plan. Amounts allocated to these participants were $512,312 and $1,620,153 at December 31, 1999 and 1998, respectively.


Note 7 - Party-In-Interest Transactions

The Plan held the following party-in-interest investments (at fair value) at December 31:

                                                 1999                  1998
                                                 ----                  ----

Huntington Bancshares Incorporated
     Common Stock Fund                       $259,894,605          $328,677,822
Huntington Money Market Fund                    9,267,965             4,827,073
Huntington Income-Equity Trust Fund             1,470,021               939,604


Costs and expenses incurred in administering the Plan paid by Huntington, including brokerage commissions and fees in connection with each purchase of securities, totaled $813,890, and $894,357 for 1999 and 1998, respectively.



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



                                                     Supplemental Schedule 27(a)



                   HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR

                                December 31, 1999


                                                 EIN:               31-0724920
                                                 Plan Number:       002

                                                                                                    Current
Issuer                                    Description of Investment            Cost                  Value
------                                    -------------------------            ----                  -----

Huntington Bancshares Incorporated
   Common Stock*                              10,885,154 shares             $143,573,156          $259,894,605

Huntington Money Market Fund*                  9,267,965 units                 9,267,965             9,267,965

Bond Fund of America                             236,385 units                 3,237,266             3,068,236

Vanguard Wellington Fund                         234,047 units                 7,114,885             6,543,954

Huntington Income-Equity Trust Fund*              40,044 units                 1,595,397             1,470,021

Vanguard Index 500 Fund                          128,619 units                14,421,530            17,405,955

MFS Massachusetts Investors Fund                 357,603 units                 7,158,678             7,491,784

Neuberger & Berman Trust Fund                    244,159 units                 4,626,097             4,389,974

Franklin Small Cap Growth I Fund                  93,108 units                 2,334,820             4,108,869

Europacific Growth Fund                           56,370 units                 1,757,355             2,404,749

Participant loans                              6.00% to 10.00%                                         304,827



  * Indicates party-in-interest to the Plan.



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